625 Westport Parkway
Grapevine, TX 76051
817-424-2000

August 8, 2025

Re:    Continuing Employment Offer Letter

Dear Dan,

I am pleased to share with you the details of your compensation increase for your role as the Principal Financial and Accounting Officer at GameStop Corp. (the “Company”).

Your base salary shall continue to be $200,000.

On August 11, 2025 you will be granted restricted stock units of the Company’s Class A common stock (“Common Stock”) determined by dividing $1,650,000 by the average closing price of the Company’s Common Stock for the 30 trading days immediately preceding such grant date (the “Additional Equity Award”). The Additional Equity Award will vest on the following dates and in the following percentages, in each case, subject to your continuous service through such date:

Vest Date	Percentage Vest
September 1 2025	5%
October 1, 2025	15%
January 1, 2026	12%
April 1, 2026	12%
July 1, 2026	12%
October 1, 2026	12%
January 1, 2027	12%
April 1, 2027	12%
July 1, 2027	12%

The above-described equity award will be documented in a separate award agreement that will contain additional terms and conditions (not inconsistent with this letter) and be delivered to you following the grant date.

In addition, in order to maintain your new target compensation near-term prior to the commencement of the vesting of the new equity award, you will receive a one-time cash bonus of $80,000, less applicable withholding taxes, which will be paid with the first full pay period ending after the date of this letter.

You will continue to be eligible to earn restricted stock units in accordance with, and subject to, the vesting and other terms of any award agreements that have been issued to you on or prior to the date hereof. For the avoidance of doubt, nothing in this letter shall change, eliminate or modify any terms of those award agreements, certain terms of which are summarized below.

        August 8, 2025
•On October 1, 2021, you were granted 15,960 restricted stock units of Common Stock. The October 2021 equity award vests as follows: 5% on the first anniversary of the grant date, 15% of the second anniversary of the grant date, and 20% on each of the dates that are 30, 36, 42 and 48 months following the grant date, subject in each case to your continuous service through the applicable vesting date.

•On October 1, 2022, you were granted 1,407 restricted shares of Common Stock. The October 2022 equity award vests as follows: 16.66% on each of the months that are 6, 12, 18, 24, 30, and 36 following the grant date, subject to your continuous service through the applicable vesting date.

•On July 1, 2024, you were granted 21,152 restricted shares of Common Stock. The July 2024 equity award vests in 12 equal installments on the first day of each calendar quarter, beginning on October 1, 2024 and ending on July 1, 2027, subject to your continuous service through the applicable vesting date.

•On July 1, 2025, you were granted 19,843 restricted shares of Common Stock. The July 2025 equity award vests in seven equal installments on the first day of each calendar quarter, beginning on January 1, 2026 and ending on July 1, 2027, subject to your continuous service through the applicable vesting date.

The Company’s agreement to grant equity to you does not guarantee your employment for any period or otherwise limit our ability to terminate your employment at any time, for any reason, even if your opportunity to receive or vest in such equity would be forfeited as a result of such termination. We will periodically review your performance and compensation levels and may make adjustments, all as determined in the sole discretion of applicable management.

Consistent with all roles in the organization, your employment will remain on an at-will basis, having no specified term, and may be terminated at the will of either party on notice to the other. However, if we terminate your employment without Cause (as defined on Exhibit A), you will receive the following severance benefits, subject to the conditions noted below: (i) we will pay you an amount equal to six months of your base salary, (ii) if you are participating in our group health plans immediately prior to your termination, we will pay you an amount equal to the applicable premium for COBRA continuation coverage for you and your eligible dependents for six months, and (iii) the portion of any equity-based award that was otherwise scheduled to vest in the ordinary course during the six month period immediately following your termination date will become vested. To be eligible for these benefits you must (x) sign a release of claims on such form as we supply (which form will be substantially consistent with that used for other terminating senior executives) and that release must become irrevocable within 60 days after your termination date, and (y) comply with any applicable post-employment covenants under any other written agreement with us. The amounts described in clauses (i) and (ii) will be paid in a single cash lump sum (less required tax withholdings) as soon as practicable after the release becomes effective, and in no event later than 70 days after the termination date. The shares described in clause (iii) will be issued (if not already outstanding) and released from transfer restrictions as soon as practicable after the release becomes effective, and in no event later than 70 days after the termination date.

        August 8, 2025

Any modification of any of the terms of this letter must be made in writing and signed by an authorized, executive officer of the Company to be valid and enforceable.

This letter supersedes any prior compensation terms or offer letter entered into between you and the Company. Except as otherwise expressly provided herein, this letter and the terms and conditions of the applicable award agreements referenced above represents our entire agreement regarding your employment and compensation and supersedes all prior discussions and agreements regarding these topics; provided, however, that (i) you will continue to be subject to all policies of the Company and GameStop Texas, Ltd. in effect from time to time, including the Company’s Anti-hedging Policy, Clawback Policy, Insider Trading Policy and Code of Ethics and (ii) this agreement is in addition to and complements (and does not replace or supersede) (a) your agreement to the GameStop C.A.R.E.S Rules of Dispute Resolution; and (b) all obligations you have to the Company or any of its affiliates with respect to confidentiality and the return of property, non-disparagement, non-competition, and non-solicitation (whether such obligation arises by contract, common law, statute, or otherwise).

Sincerely,

/s/ Mark Robinson

Mark Robinson
General Counsel

Accepted By:	/s/ Daniel Moore	8/8/2025
	Daniel Moore	Date

        August 8, 2025

Exhibit A
Additional Provisions for Offer Letter

1.Definition of Cause. For purposes of this offer letter, “Cause” mean any of the following: (i) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) your willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company or any of its affiliates or subsidiaries; (iii) material breach by you of any agreement with, policy of or duty owed to the Company or any of its affiliates or subsidiaries; or (iv) your willful refusal to perform your duties to the Company or the lawful direction of your supervisor that is not the result of a disability; provided, however, an act or omission described in clause (iii) or (iv) will only constitute “Cause” if (A) it is not curable, in the good faith sole discretion of the Company’s Board of Directors (the “Board”) or its delegate, or (B) it is curable in the good faith sole discretion of the Board or its delegate, but is not cured to the reasonable satisfaction of the Board or its delegate within 30 days following written notice thereof to you by the Company (such notice to state with specificity the nature of the breach or willful refusal). However, a termination of your employment due to your death or Disability will not constitute a termination without Cause.

“Disability” means a written determination by a physician mutually agreeable to you and the Company (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period. In addition, and without limiting the foregoing, a Disability shall be deemed to have occurred if you become entitled to receive benefits under any long-term disability plan or policy maintained or funded by the Company.

2.Compliance with Section 409A. The parties intend for all amounts payable under this offer letter to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this offer letter will be interpreted accordingly. Nonetheless, the Company does not guaranty the tax treatment of your compensation arrangements under Section 409A or any other federal, state or local tax law.

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